SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8 - K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest event reported): July 13, 2005


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


            Delaware                      0-20539              62-1681831
-------------------------------        ------------       -------------------
(State or other jurisdiction of        (Commission          (I.R.S. Employer
 incorporation or organization)        File Number)       Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

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        (Former name or former address if changed since last report)

Item 7.01 Regulation FD
Item 8.01 Other Events

On July 13, 2005, Coca-Cola Enterprises, Inc. acquired options to purchase shares of common stock, convertible securities and warrants, entitling Coca-Cola Enterprises to purchase approximately 69,000,000 shares of common stock from 12 shareholders of Bravo! Foods International Corp. (the "Options"). The common stock and other securities underlying the Options represent approximately 23% of the authorized shares of the Company's common stock.

In connection with the grant of the Options, the Company and Coca-Cola Enterprises are negotiating a master distribution agreement for the sale of Bravo! Foods' products in the United States and its possessions, and internationally in Canada, Belgium, France, Great Britain, Luxembourg, Monaco and the Netherlands. The exercise of the Options by Coca-Cola


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Enterprises is contingent on the completion of due diligence and the execution of a mutually satisfactory definitive master distribution agreement.

Coca-Cola Enterprises has the right to acquire the Company's common stock pursuant to the Options from the entities granting the Options for $0.36 per share. None of the entities granting the Options are affiliates of Bravo! Foods. In addition, Coca-Cola Enterprises and Bravo! Foods have commenced negotiations regarding a stock purchase agreement for the direct sale of approximately 81 million shares of Bravo! Foods' common stock to Coca-Cola Enterprises. With such a direct purchase of common stock from Bravo! Foods, together with the shares of common stock purchasable upon the exercise of the Options, Coca-Cola Enterprises will hold slightly in excess of 50% of the Company's equity on a fully diluted basis. The Company's Board of Directors has formed an independent Committee of the Board to assist in the negotiations with Coca-Cola Enterprises, and has authorized the Committee to retain an independent banker to evaluate the fairness of the transaction.

The transaction is contingent upon the execution of a distribution agreement, a stock purchase agreement and receipt of an appropriate fairness opinion as to the transaction.

                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Bravo! Foods International Corp.


Date: July 14, 2005                    By:  /s/ Roy D. Toulan, Jr.
                                            -------------------------------
                                            Roy D. Toulan, Jr.,
                                            Vice President, General Counsel


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